      As filed with the Securities and Exchange Commission on November 1,
                                   1996
                                                       Registration No.
_333-_05926
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                              AMENDMENT NO. 1
                                    to
                                 FORM S-3
                          Registration Statement
                     Under the Securities Act of 1933

                          HEALTH-CHEM CORPORATION
          (Exact Name of Registrant as Specified in its Charter)
         Delaware                                       13-2682801
(State or Other Jurisdiction of                     (I.R.S. Employer
Incorporation or Organization)                    Identification Number)
                  1212 Avenue of the Americas, 24th Floor
                            New York, NY  10036
                              (212) 398-0700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                 Registrant's Principal Executive Offices)
                       Marvin M. Speiser, President
                          Health-Chem Corporation
                  1212 Avenue of the Americas, 24th Floor
                            New York, NY  10036
                              (212) 398-0700
 (Name, Address, Including Zip Code, and Telephone Number, Including Area
                        Code, of Agent for Service)
                                Copies to:
     Bruce M. Schloss, Esq.                  Paul Bork, Esq.
        General Counsel                  Hinckley, Allen & Snyder
    Health-Chem Corporation                One Financial Center
1212 Avenue of the Americas, 24th Floor         45th Floor
      New York, NY  10036                   Boston, MA  02111
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest-reinvestment plans, check the following box: /X/


                 CALCULATION OF REGISTRATION FEE
Title of each   Amount to    Proposed     Proposed    Registratio
class of           be         Maximum      Maximum       n Fee
Securities to  Registered    Offering     Aggregate
be Registered                Price Per    Offering
                             Share(2)     Price(2)
Common Stock,    317,406      $1 3/16    $376,919.00  $114.21(4)
$.01 par
value per
share (1)
Attached         317,406        --           --           --
Common Stock
Purchase
Rights (3)
(1)  Shares of Common Stock to be offered for the account of the Selling
Stockholder.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3)  Common Stock Purchase Rights attached to Shares being registered hereby pursuant to that certain Rights Agreement (the "Rights
     Agreement") by and between the Company and Harris Trust Company of New
     York, as Rights Agent, dated as of February 28, 1989, as amended as of
     November 7, 1990, which Rights were registered with the Securities and
     Exchange Commission via Form 8-A on August 1, 1989.
(4)  Pursuant to Rule 429 no additional registration fee is being paid herewith as the Shares being registered hereunder are currently registered under Registration Statement No. 333-02411 pursuant to Rule
     429.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of this Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         STATEMENT PURSUANT TO RULE 429
     The Prospectus contained in this Registration Statement is a combined
Prospectus which also covers shares of the Registrant's Common Stock, par value $.01 per share, heretofore covered by Registration Statement No. 333-
02411.
              Subject to completion, dated November 7, 1996


PROSPECTUS


                      HEALTH-CHEM CORPORATION

                  317,406 Shares of Common Stock

    All of the 317,406 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock") of Health-Chem Corporation
(the "Company") (and the Common Stock Purchase Rights (the
"Rights") attached to such Shares pursuant to that certain rights agreement (the "Rights Agreement") by and between the Company and Harris Trust Company of New York, as Rights Agent, dated as of
February 28, 1989, as amended as of November 7, 1990, which Rights were registered with the Securities and Exchange Commission via
Form 8-A on August 1, 1989) being registered hereby are being sold for the account of Marvin M. Speiser, President and Chairman of the Company's Board of Directors (the "Selling Stockholder"). The
Shares are expected to be sold pursuant to an agreement among the Company, Mr. Speiser, and one or more institutional investors
(hereinafter the "Funds"), under which the Company's option to repurchase the Shares from Mr. Speiser are being extinguished.
Substantially all of the proceeds from the sale of the Shares are being remitted to the Selling Stockholder. The excess of the proceeds over the aggregate option exercise is being applied to defray a portion of the costs of the Offering. See "The Offering" and "Use of Proceeds."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          Purchase   Underwriter's    Proceeds to
           Price     Discounts and      Selling
                      Commissions    Stockholder(1
                                          )(2)
  Per      $1.10          ---            $1.10
 Share
 Total   $349,147.        ---         $349,147.00
             00
(1)  Approximate proceeds assuming sale on or before November 15,
  1996.
(2)  Before deducting expenses of the Offering.  A portion of the
  Proceeds, not to exceed $.01 per share, shall be paid to the
  Company to defray a portion of the costs of the Offering.

        The Date of this Prospectus is November ___, 1996.

                         ADDITIONAL INFORMATION

    Health-Chem Corporation ("Health-Chem" or the "Company"), has filed with the Securities and Exchange Commission (the
"Commission") a registration statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common
Stock offered hereby, reference is hereby made to the Registration
Statement and to the exhibits and schedules filed therewith.
Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. The
Registration Statement, including exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

    The Common Stock is traded on the American Stock Exchange,
Inc., and in the over-the-counter market under the symbol "HCH."
On October 31, 1996, the last reported sale price of the Common
Stock was $1 3/16 per share.

                DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated by reference into this prospectus:

    (1)  The Company's annual report for the fiscal year ended
December 31, 1995 on Form 10-K;

    (2)  The Company's definitive proxy statement dated April 5,
1996 for the 1996 Annual Meeting of Stockholders; and

    (3) The Company's quarterly reports for the fiscal quarters ended March 31, June 30, and September 30, 1996, each on Form 10-
Q.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the Offering shall be deemed to be incorporated by reference into the Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered on the written request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for copies of such documents should be addressed to Bruce
M. Schloss, Esq., Secretary, Health-Chem Corporation, 1212 Avenue of the Americas, 24th Floor, New York, New York, 10036 (telephone
(212) 398-0700).

                    THE OFFERING AND BACKGROUND

Subscription Rights Offering and Expiration

    In the first quarter of 1996, the Board of Directors of the Company concluded that the best interests of the Company and its stockholders would be served by increasing the number of shares of the Company's Common Stock in the hands of non-affiliates, and by reducing or eliminating the relatively large percentage of the Company's outstanding Common Stock which were subject to repurchase by the Company from the Selling Stockholder pursuant to option agreements entered into in 1991 and 1994 (the "Options").
On August 2, 1996 (the "Record Date"), the Company commenced a subscription rights offering (the "Rights Offering") to record holders of Common Stock ("Record Holders"), other than the Selling
Stockholder, pursuant to Registration Statement No. 333-02411. In the Rights Offering, the Company granted to Record Holders transferable subscription rights to purchase three shares of Common Stock for every ten shares of Common Stock held by such holder on the Record Date, at a purchase price of $1.10 per share.
Pursuant to a Stock Purchase Agreement dated March 29, 1996, as amended, the Selling Stockholder provided the shares of Common
Stock for purchase by the Company in an amount equal to the number of shares of Common Stock issued to subscribers in the Subscription Rights Offering. A total of 1,269,926 of the shares of Common Stock offered pursuant to the Rights Offering were subject to the Options. A total of 952,520 shares were subscribed for (of 1,320,000 shares registered in the Rights Offering), leaving 367,480 shares (317,406 of which remain subject to the Options) unsubscribed for at the expiration of the Rights Offering on September 16, 1996. 317,406 of said shares are being re-offered hereby as the Shares in the Secondary Offering as described below.

The Secondary Offering

    Contemporaneously with the expiration of the Rights Offering, the investment banking firm of Ladenburg, Thalmann & Co. Inc.
("LTC") approached the Company and expressed an interest in acquiring for the accounts of investment funds which are advised by associated persons of LTC (the "Funds") shares which remained unsubscribed for at the expiration of the Rights Offering at a price equal to the Rights Offering subscription price. The
Company, the Funds, and the Selling Stockholder intend to enter into an agreement (the "Standby Stock Purchase Agreement") prior to this registration statement becoming effective, pursuant to which: (a) the Funds would purchase these 317,406 Shares at the purchase price (the "Purchase Price") of $1.10 per share (or an aggregate purchase price of $349,147); (b) the Selling Stockholder would receive an amount per share equal to the weighted average option exercise price for all 317,406 shares subject to the Options (the "Average Option Price"), and the Company would receive the difference between the aggregate Purchase Price and the aggregate exercise price under the Options, to defray, in part, the costs of this Offering; and (c) the Company agreed to register the Shares under the Securities Act of 1933 (the "Act").
The Average Option Price includes an interest component;

consequently, the Average Option Price increases over time. As of November 15, 1996, the Average Option Price would be approximately
$1.09 per share.  See "Use of Proceeds."

                          USE OF PROCEEDS

     In excess of 99% of the proceeds of the Offering ($345,973 of $349,147, assuming a closing dated of November 15, 1996), shall be paid to the Selling Stockholder. The remaining amount ($3,174, assuming a closing dated of November 15, 1996) shall be paid to the Company to defray the Company's costs of the Offering. The
Company shall also be reimbursed by the Funds for fifty percent of the Company's expenses payable in connection with the registration of the Shares offered hereby.

                        SELLING STOCKHOLDER

     The Selling Stockholder is Marvin M. Speiser. Mr. Speiser is the Chairman of the Board, President, and a Director of the Company, and currently, beneficially owns 2,769,567 shares
(approximately 34%) of the outstanding Common Stock (including the
Shares offered hereby).  Upon completion of the Secondary
Offering, Mr. Speiser will beneficially own 2,452,161 shares
(approximately 30%) of the outstanding Common Stock.

                           LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed on for the Company by Hinckley, Allen & Snyder, Boston, Massachusetts.

                              EXPERTS

     The consolidated financial statements and the related financial statement schedule of the Company as of December 31, 1995, and for the year then ended which were included in the Company's Annual Report Form 10-K for the year ended December 31,
1995, and incorporated herein by reference, have been audited by Coopers & Lybrand L.L.P., independent accountants as stated in their report appearing therein. The consolidated financial statements and related financial schedule of the Company as of December 31, 1994 and for each of the two years in the period ended December 31, 1994 which were included in the Company's
Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference have been audited by Deloitte
& Touche LLP, independent auditors, as stated in their report appearing therein. In each case, these financial statements have been so incorporated herein by reference in reliance upon the respective reports of each such firm given upon their authority as experts in accounting and auditing.

                      HEALTH-CHEM CORPORATION

                       _____________________

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus by the Company. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                       _____________________

                         TABLE OF CONTENTS
                                                       Page

Additional Information

Documents Incorporated by Reference

The Offering and Background

Use of Proceeds

Selling Stockholder

Legal Matters

Experts


                      _______________________

                Prospectus dated November ___, 1996

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS



Item 16.  Exhibits.

Exhibit No.   Description of Exhibit

4.1           Form of Standby Stock Purchase
Agreement*

5             Opinion of Hinckley, Allen & Snyder*

23.1                                                   Consent of Coopers &
Lybrand L.L.P.

23.2                                                   Consent of Deloitte
& Touche LLP

23.3         Consent of Hinckley, Allen & Snyder*
             (included in Exhibit 5)

               *  Previously filed on November 1,
               1996.


                 CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to (a) the incorporation by reference in this registration statement of Health-Chem Corporation on Form S-3
(Registration Statement No. 333-05926), as amended, of our report dated March 15, 1996, (except the last two paragraphs of Note 9 which are dated as of March 26, 1996) on our audit of the consolidated financial statements and financial statement schedule of Health-Chem Corporation as of December 31, 1995 and for the year then ended which report is included in the 1995 annual report on Form 10-K, which is incorporated by reference in this Registration Statement on Form S-3 and (b) the reference to us under the heading "Experts" in the Prospectus which is part of said Registration Statement.

COOPERS & LYBRAND L.L.P.


One South Market Square
Harrisburg, PA
November 7, 1996



                 CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in this Amendment No. 1 to the
Registration Statement of Health-Chem Corporation on Form S-3
(Registration Statement No. 333-05926) of our report dated March 15, 1995, on our audit of the consolidated financial statements and financial statement schedule of Health-Chem
Corporation appearing in the Health-Chem Corporation Annual
Report on Form 10-K for the year ended December 31, 1995, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


Baltimore, MD
November 7, 1996


                           SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York on November
6, 1996.

                                  HEALTH-CHEM CORPORATION


                                  By:/s/Marvin M. Speiser

                                     Marvin M. Speiser,
                                     President


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature      Title(s)                    Date


/s/Marvin M. Speiser    President, Chief Executive  November 6,  1996
Marvin M. Speiser       Officer and Chairman of
                        the Board (Principal
                        Executive Officer



/s/Robert D. Speiser    Executive Vice President    November 6,  1996
Robert D. Speiser        and Director



Name and Signature      Title(s)                   Date



Steven Bernstein*       Senior Vice President and  November 6,   1996
Steven Bernstein        Director



Paul R. Moeller*        Vice President - Finance   November 6, 1996
Paul R. Moeller         and Director (Principal
                        Financial and Principal
                        Accounting Officer



/s/Bruce M. Schloss     Vice President, Secretary  November 6, 1996
Bruce M. Schloss        and Director


Martin Benis*           Director                   November 6, 1996
Martin Benis


Matthew Goldstein*      Director                   November 6,   1996
Matthew Goldstein


Samuel R. Goodson*      Director                   November 6,   1996
Samuel R. Goodson


Eugene Roshwalb*        Director                   November 6,   1996
Eugene Roshwalb


Milton Y. Zussman*      Director                   November 6,   1996
Milton Y. Zussman



* By /s/Bruce M. Schloss, attorney-in-fact.

118950v1



